Exhibit 99.1

PRESS RELEASE
6/30/25 For immediate release | Contact: Bryna Butler, 740-578-3400, bsbutler@ovbc.com

Ohio Valley Banc Corp. Joins Russell 3000 Index

GALLIPOLIS, Ohio  – Ohio Valley Banc Corp. [Nasdaq: OVBC] was added as a member of the broad-market Russell 3000® Index, effective after the US market opened today, June 30, as part of the 2025 Russell indexes’ reconstitution.

Annual reconstitution of Russell’s U.S. indexes captures the 4,000 largest US stocks as of April 30, ranking them by total market capitalization. Membership in the Russell 3000® Index, which remains in place for one year, means Ohio Valley Banc Corp. is also included in the small-cap Russell 2000® Index as well as appropriate growth and value style indexes.  FTSE Russell determines membership for its Russell indexes primarily by objective, market-capitalization rankings and style attributes. Russell Index mutual funds are required to own the shares of the member companies’ stock.

             Russell indexes are widely used by investment managers and institutional investors for index funds and as benchmarks for active investment strategies. According to data as of the end of June 2024, about $10.6 trillion in assets are benchmarked against the Russell US indexes, which belong to FTSE Russell, the global index provider.

Fiona Bassett, CEO of FTSE Russell, an LSEG business, comments: “The Russell indexes have continuously adapted to the evolving dynamic US economy, and it’s crucial to fully recalibrate the suite of Russell US Indexes, ensuring the indexes maintain accurate representation of the market. The transition to a semi-annual reconstitution frequency from 2026 will ensure our indexes continue to represent the market and maintain the purpose of the index as a profitable benchmark.”

Ohio Valley Banc Corp. is based in Gallipolis, Ohio. The company owns The Ohio Valley Bank Company, with 17 offices in Ohio and West Virginia, and Loan Central, Inc., with six consumer finance offices in Ohio. Learn more about Ohio Valley Banc Corp. at www.ovbc.com/shareholder.